UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): February 4, 2009

SEAGATE TECHNOLOGY

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-31560	98-0355609
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

P.O. Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands	NA
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (345) 949-8066

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 4, 2009, William D. Watkins notified the Board of Directors (the “Board”) of Seagate Technology (the “Company” or “Seagate”) that he was resigning from the Board, effective immediately.

(e) As previously disclosed in the Company’s Form 8-K filed with the SEC on January 12, 2009, the Company issued a press release announcing the departure of Mr. Watkins from the role of Chief Executive Officer.

On February 4, 2009, the Company and Mr. Watkins entered into a separation of employment and release agreement (the “Separation Agreement”) pursuant to which Mr. Watkins will cease employment with the Company effective immediately. As consideration for entering into the Separation Agreement as well as a separate restrictive covenants agreement (described below), Mr. Watkins will receive benefits consistent with the Company’s obligations to Mr. Watkins under Seagate’s Executive Officer Severance and Change in Control (CIC) Plan. The benefits consist of cash payments totaling $5,000,008, which equals the sum of 24 months of his annual salary and two times his target annual bonus level for the Company’s prior fiscal year, in two equal installments: one installment of $2,500,004, payable on or before February 26, 2009, and a second installment of $2,500,004 payable within 10 business days of December 2, 2009. In addition, the Separation Agreement provides for a separate lump sum cash payment of $29,944, payable on or before February 26, 2009, which payment is intended to help defray Mr. Watkins’s costs of obtaining continued health insurance coverage pursuant to COBRA.

Mr. Watkins will also, until June 30, 2009, be eligible to undergo a physical examination at the Mayo Clinic in Rochester, MN, pursuant to the terms of Seagate’s Executive Compensation and Benefits Policy, and to receive reimbursement for reasonable travel and lodging expenses incurred in connection with the examination.

The payments described above are contingent upon Mr. Watkins’s compliance with the terms of both the Separation Agreement and the restrictive covenants agreement also entered into between the Company and Mr. Watkins on February 4, 2009, which restrictive covenants agreement precludes Mr. Watkins from actions which include: (i) accepting employment with a Seagate competitor; (ii) soliciting business from Seagate customers; and/or (iii) soliciting Seagate employees for alternative employment, in each case, for a period commencing on the effective date of the agreement and ending on December 2, 2009.

In addition to the payments described above, in the event a change in control (as defined in Seagate’s Executive Officer Severance and Change in Control (CIC) Plan) is consummated on or prior to August 4, 2009, Mr. Watkins will be entitled to: (i) payment of an additional lump sum cash payment of $2,500,004; (ii) full vesting of all equity-based awards that were unvested as of the date of his termination of employment; and (iii) an additional lump sum cash payment of $9,981, which is intended to help defray Mr. Watkins’s costs of obtaining continued health insurance coverage pursuant to COBRA. All of the foregoing benefits are consistent with those for which Mr. Watkins is eligible under Seagate’s Executive Officer Severance and Change in Control (CIC) Plan, which also provides that in the event the benefits payable to Mr. Watkins would constitute “parachute payments” and result in the imposition of the golden parachute excise tax under the federal tax code, such benefits may be reduced in such a way as to maximize the after-tax benefit provided to Mr. Watkins.

In addition to the payments described above, under the Separation Agreement Mr. Watkins has agreed that from February 9, 2009 until December 2, 2009 (subject to his earlier termination of this arrangement after May 11, 2009) he will serve as a consultant to the Company on an as-needed basis. In the event the Company engages Mr. Watkins to perform any consulting services, he will be paid at an hourly rate of $500 and will be reimbursed for any reasonable out-of-pocket or travel expenses incurred in providing the consulting services. Additionally, the Company has agreed to provide Mr. Watkins with administrative support until June 30, 2009 to assist him in the performance of these consulting duties.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAGATE TECHNOLOGY

Date: February 6, 2009	By:	/s/ Kenneth M. Massaroni
		Name:	Kenneth M. Massaroni
		Title:	Senior Vice President and General Counsel